Exhibit 99.1

FOR IMMEDIATE RELEASE January 11, 2007	NEWS Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES QUARTERLY DIVIDEND

GREELEY, Colo. – January 11, 2007 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announces that its Board of Directors declared a quarterly dividend payment, at the rate of $0.1875 per share, payable on March 1, 2007, to stockholders of record as of the close of business on February 15, 2007.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding the company’s liquidity and capital resources. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to substantial leverage and restrictions contained in its debt agreements, its dependence on rebate programs, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400